CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 33-46708, No. 333-6433 and No. 333-105219 of Lee Enterprises, Incorporated on Form S-8 of our report dated December 10, 2004, appearing in this Annual Report on Form 10-K/A of Lee Enterprises, Incorporated for the year ended September 30, 2004.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa

January 14, 2005